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February 2, 2001

Reserve Tax-Exempt Trust
Reserve New York Tax-Exempt Trust
1250 Broadway
New York, NY 10001

Ladies and Gentlemen:

I have acted as counsel to Reserve Tax-Exempt Trust and Reserve New York Tax-Exempt Trust ("Trusts"), both Massachusetts business trusts, in connection with the preparation and filing of their Registration Statements on Form N-1A (the "Registration Statements") covering shares of beneficial interest, no par value per share, of the Trusts, on behalf of the New York Tax-Exempt Fund of Reserve New York Tax-Exempt Trust and the Interstate Tax-Exempt, California II Tax-Exempt, Connecticut Tax-Exempt, Florida Tax-Exempt, Massachusetts Tax-Exempt, Michigan Tax-Exempt, New Jersey Tax-Exempt, Ohio Tax-Exempt, Pennsylvania Tax-Exempt and Virginia Tax-Exempt Funds of Reserve Tax-Exempt Trust.

I have examined copies of the Declaration of Trusts and By-Laws of the Trusts, the Registration Statements, and such other records, proceedings and documents, as I have deemed necessary for the purpose of this opinion. I have also examined such other documents, papers, statutes and authorities as I deemed necessary to form a basis for the opinion hereinafter expressed. In my examination of such material, I have assumed the genuineness of all signatures and the conformity to original documents of all copies.

Based upon the foregoing, I am of the opinion that the shares of beneficial interest, no par value per share, of the Trusts to be issued in accordance with the terms of the offering, as set forth in the Registration Statements, when so issued and paid for will constitute validly authorized and legally issued shares of beneficial interest, fully paid and non-assessable by the Trusts.

Very truly yours,




\s\ MaryKathleen Foynes Gaza
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MaryKathleen Foynes Gaza
General Counsel
Reserve Funds